SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement             [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                         BEACON PROPERTIES CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


       (1) Title of each class of securities to which transaction applies:
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       (2) Aggregate number of securities to which transaction applies:
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       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
       ---------------------------------------------------------------------

       (4) Proposed maximum aggregate value of transaction:
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       (5) Total fee paid:
       -----------------------------------------------------

       [ ] Fee paid previously with preliminary materials.

       [ ] Check box if any part of the fee is offset as provided by Exchange
           Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:
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       (2) Form, Schedule or Registration Statement No.:
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       (4) Date Filed:
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Notes:

                         BEACON PROPERTIES CORPORATION
                           50 Rowes Wharf, 6th Floor
                                Boston, MA 02110

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           to be held on May 22, 1997

                               ----------------

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders (the "Annual Meeting") of Beacon Properties Corporation (the "Company") will be held on Thursday, May 22, 1997 at 1:00 p.m. at State Street Bank, 225 Franklin, Boston, Massachusetts for the following purposes:


     1. To elect three Class III directors of the Company to serve until the 2000 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified and one Class II director of the Company to serve until the 1999 Annual Meeting of Stockholders and until his successor is duly elected and qualified;


     2. To approve the amendment to the Company's 1994 Stock Option and Incentive Plan (the "Plan") to, among other things, increase the number of shares of the Company's common stock, $.01 par value per share (the "Common Stock"), subject to issuance under the Plan such that the total number of shares of Common Stock subject to the Plan equals 8% of the number of outstanding shares of Common Stock and units of partnership interests in Beacon Properties, L.P. that are subject to redemption rights (the "Units"), as described in the accompanying proxy statement;


     3. To approve the Beacon Properties Corporation Extraordinary Performance Stock Incentive Plan for Senior Executives (the "Incentive Plan"), as described in the accompanying proxy statement;


     4. To ratify the selection of Coopers & Lybrand L.L.P. as the independent auditors of the Company for the fiscal year ending December 31, 1997; and


     5. To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.


     Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.


     The Board of Directors has fixed the close of business on March 14, 1997 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of the Company's Common Stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.


     You are requested to fill in and sign the enclosed form of proxy, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

                                          By Order of the Board of Directors

                                          KATHLEEN M. MCCARTHY

                                          Secretary

Boston, Massachusetts

April 11, 1997

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                         BEACON PROPERTIES CORPORATION
                           50 Rowes Wharf, 6th Floor
                                Boston, MA 02110

                               ----------------

                                PROXY STATEMENT

                               ----------------

                    FOR 1997 ANNUAL MEETING OF STOCKHOLDERS
                          to be held on May 22, 1997

                                                                 April 11, 1997

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Beacon Properties Corporation (the "Company") for use at the 1997 Annual Meeting of Stockholders of the Company to be held on Thursday, May 22, 1997, and at any adjournments or postponements thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to vote (1) to elect three Class III directors and one Class II director of the Company, (2) to approve the amendment to the Company's 1994 Stock Option and Incentive Plan (the "Plan") to increase the number of shares of the Company's common stock, $.01 par value per share ("Common Stock") subject to issuance under the Plan, such that the total number of shares of Common Stock subject to the Plan equals 8% of the number of outstanding shares of Common Stock and units of partnership interest in Beacon Properties, L.P. that are subject to redemption rights (the "Units"), (3) to approve the Beacon Properties Corporation Extraordinary Performance Stock Incentive Plan for Senior Executives (the "Incentive Plan"), (4) to ratify the selection of Coopers & Lybrand L.L.P. as the independent auditors of the Company for the fiscal year ending December 31, 1997, and (5) to act upon any other matters properly brought before them.


     This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about April 11, 1997. The Board of Directors has fixed the close of business on March 14, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Only stockholders of record of the Company's Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 48,232,902 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them.


     The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. For proposals other than Proposal Number 2, shares that reflect abstentions or "broker nonvotes" (i.e., shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and, with respect to one or more but not all issues, such brokers or nominees do not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting. In addition, to satisfy New York Stock Exchange rules, votes by stockholders representing at least 50% of all outstanding shares of Common Stock must be cast with respect to Proposal Number 2, for which purpose abstentions will not count as votes cast. Broker nonvotes will have no impact on the outcome of the vote on a particular proposal presented at the meeting or on the outcome of the election of Directors. Except for Proposal Number 2, abstentions will have no impact on the outcome of the vote or on the outcome of the election of the Directors. With respect to Proposal Number 2, abstentions will be treated as votes cast against such proposal for the purpose of determining if the proposal receives the necessary number of votes. With respect to the election of directors, votes may only be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

     Stockholders of the Company are requested to complete, sign, date and promptly return the accompanying Proxy Card in the enclosed postage-prepaid envelope. Shares represented by a properly executed proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed on the proxy. If a properly executed proxy is submitted and no instructions are given, the proxy will be voted FOR the election of the three nominees for Class III directors and the one nominee for Class II director of the Company named in this Proxy Statement, FOR approval of the amendment to the Plan, FOR approval of the Incentive Plan and FOR ratification of the Board of Directors' selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending December 31, 1997. It is not anticipated that any matters other than those set forth in the Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.


     A stockholder of record as of the Record Date may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.


     The Company's 1996 Annual Report, including financial statements for the fiscal year ended December 31, 1996, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     In January 1997, the Board of Directors of the Company was enlarged from seven to nine members and the Board of Directors appointed Lionel P. Fortin and Dale F. Frey as Directors to fill the vacancies resulting from this expansion. Maryland law requires that a director elected by the Board of Directors to fill a vacancy serves until the next annual meeting of Stockholders and until his successor is elected and qualified. Consequently, both Messrs. Fortin and Frey are subject to election at the Annual Meeting.


     The Board of Directors is divided into three classes, with the directors in each class serving for a term of three years and until their successors are duly elected and qualified. The term of one class expires at each annual meeting of stockholders.


     At the Annual Meeting, three directors will be elected to serve until the 2000 annual meeting and until their successors are duly elected and qualified. Additionally, Mr. Frey, a Class II director, will be elected to serve until the 1999 annual meeting and until his successor is duly elected and qualified. The Board of Directors has nominated Norman B. Leventhal, Scott M. Sperling, and Lionel P. Fortin to serve as Class III directors and Mr. Frey to serve as a Class II director (the "Nominees"). Messrs. Leventhal, Sperling and Fortin are each currently serving as a Class III director of the Company and Mr. Frey is currently serving as a Class II director of the Company. The Board of Directors anticipates that each of the Nominees will serve, if elected, as a director. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.


     The Board of Directors recommends a vote FOR the Nominees.

Information Regarding Nominees and Directors

     The following table and biographical descriptions set forth certain information with respect to the three Nominees for election as Class III directors at the Annual Meeting, the one Nominee for election as a Class II director at the Annual Meeting, the continuing directors whose terms expire at the annual meetings of stockholders in 1998 and 1999 and the executive officers who are not directors, based on information furnished to the Company by each director and officer.

                                                                                      Amount and Nature
                                                                                        of Beneficial
                                                                         Director       Ownership(1)          Percent
                           Name                                 Age       Since        of Common Stock       of Class(2)
------------------------------------------------------------   ------   -----------   --------------------   -------------
Class III Nominees for Election at the 1997 Annual Meeting
 (Term to Expire in 2000)
 Norman B. Leventhal (3)   .................................    79       1994                 39,255            *
 Scott M. Sperling (4)  ....................................    39       1994                 11,000            *
 Lionel P. Fortin (5)   ....................................    53       1997                515,627          1.1
Class II Nominee for Election at the 1997 Annual Meeting
 (Term to Expire in 1999)
 Dale F. Frey (6)    .......................................    65       1997                  5,000            *
Class II Continuing Directors
 (Term Expires in 1999)
 Graham O. Harrison (7)    .................................    73       1994                 12,514            *
 Edwin N. Sidman (8)    ....................................    54       1994              1,068,764          2.2
Class I Continuing Directors
 (Term Expires in 1998)
 Alan M. Leventhal (9)  ....................................    44       1994              3,064,272          6.0
 William F. McCall, Jr. (10)  ..............................    61       1994                 11,000            *
 Steven Shulman (11)    ....................................    55       1995                 11,704            *

----------
* Less than one percent.

 (1) All information has been determined as of March 14, 1997. For purposes of this table a person is deemed to have "beneficial ownership" of the number of shares of Common Stock that person has the right to acquire pursuant to the exercise of stock options or the redemption of units (the "Units") of limited partnership interests in Beacon Properties, L.P., a Delaware limited partnership (the "Operating Partnership") (assuming the Company elects to issue Common Stock rather than pay cash upon such redemption). See "Executive Compensation" for a discussion of the vesting of stock options granted to directors and officers.


 (2) For purposes of computing the percentage of outstanding shares of Common Stock held by each person, any shares of Common Stock which such person has the right to acquire pursuant to the exercise of a stock option or upon the redemption of Units is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percent ownership of any other person.


 (3) Mr. Norman B. Leventhal holds 8,680 shares of Common Stock and 30,575 Units directly.

 (4) Mr. Sperling was deemed to be the beneficial owner of options to purchase 11,000 shares of Common Stock.

 (5) Mr. Fortin was deemed to be the beneficial owner of (a) options to purchase 385,000 shares of Common Stock, (b) 7,193 Units held in a trust of which he is a trustee by reason of his shared powers to vote such Units, and (c) 123,434 Units.


 (6) Mr. Frey was deemed to be the beneficial owner of options to purchase 5,000 shares of Common Stock.

 (7) Mr. Harrison was deemed to be the beneficial owner of options to purchase 12,514 shares of Common Stock.

 (8) Mr. Sidman was deemed to be beneficial owner of (a) 86,693 shares of Common Stock and 305,380 Units held by trusts of which he is a trustee by reason of his shared power to vote such shares and Units, (b) 58,525 shares of Common Stock and 206,155 Units allocated to him as beneficiary under certain trusts and (c) 91,101 shares of Common Stock and 320,910 Units held in a voting trust of which he is a trustee by reason of his shared power to vote such shares.


 (9) Mr. Alan M. Leventhal was deemed to be the beneficial owner of (a) options to purchase 630,000 shares of Common Stock, (b) 349,074 shares of Common Stock and 1,300,185 Units held by trusts or partnerships of which he is a trustee or a general partner by reason of his shared power to vote such shares and Units and (c) 86,693 shares of Common Stock and 305,380 Units allocated to him as beneficiary under certain trusts. Mr. A. Leventhal holds 86,885 shares of Common Stock and 306,055 Units directly.


(10) Mr. McCall was deemed to be the beneficial owner of options to purchase 11,000 shares of Common Stock.

(11) Mr. Shulman was deemed to be the beneficial owner of options to purchase 9,704 shares of Common Stock. Mr. Shulman holds 2,000 shares of Common Stock directly.

Class III Nominees for Election at 1997 Annual Meeting -- Term to Expire in
   2000

     Norman B. Leventhal has served as a Director of the Company since 1994. He is the co-founder of The Beacon Companies. Mr. Leventhal is a graduate of the Boston Latin School and the Massachusetts Institute of Technology. At the Massachusetts Institute of Technology, he is a Life Member Emeritus of the Corporation and has served MIT in many capacities including as a Member of the Executive Committee, Member of the Investment Committee, and Chairman of the Corporation Visiting Committee for The School of Architecture and Planning. Mr. Leventhal is also an Honorary Life Member of the Board of Overseers of The Museum of Fine Arts and has been a Member of the Board of Trustees of The Museum of Science. Among other civic contributions, Mr. Leventhal has served as Chairman of The Artery Business Committee, is Chairman of The Friends of Post Office Square and is Chairman of the Trust for City Hall Plaza. Mr. Leventhal also serves as Director of Doubletree Corporation and Picower Institute for Medical Research. Mr. Leventhal is the father of Alan M. Leventhal and the father-in-law of Edwin N. Sidman.


     Scott M. Sperling has served as a Director of the Company since 1994. Mr. Sperling joined Thomas H. Lee Co., a Boston-based investment firm, as a general partner in September 1994. Previously, Mr. Sperling served as Managing Partner and Vice Chairman of the Aeneas Group, Inc./Harvard Management Company from 1984 through 1994. Mr. Sperling has been the founder and/or lead investor of numerous companies and has led the acquisition or turnaround of companies in a wide variety of industries. He is currently a director of Livent, PriCellular Corporation, The Learning Company, General Chemical Group, Object Design, Inc. and several private firms. He received a Master's of Business Administration from the Harvard Business School and received his undergraduate degree from Purdue University. Mr. Sperling is a member of the Corporation of the Brigham and Women's Hospital and a director of the American Technion Society.


     Lionel P. Fortin has served as a Director since January 2, 1997 and also serves as Executive Vice President and Chief Operating Officer of the Company. From May 1994 through February 1995, Mr. Fortin served as Chief Financial Officer of the Company. Before joining Beacon in 1973, Mr. Fortin was an Audit Supervisor with Laventhol & Horwath. Mr. Fortin graduated from Bentley College and is a member of the American Institute of Certified Public Accountants and the Massachusetts Society of Certified Public Accountants.

Class II Nominee for Election at the 1997 Annual Meeting -- Term to Expire in
   1999

     Dale F. Frey has served as a Director of the Company since January 2, 1997. Mr. Frey also serves on the Board of Directors of Rhone-Poulenc Rorer; USF&G Corporation; Praxair, Inc.; Doubletree Hotels Corporation and First American Financial Corporation. From 1984 until 1997, Mr. Frey was Chairman and President of the Board of Directors of General Electric Investment Corporation. From 1980 until 1997, Mr. Frey was also Vice President of General Electric Company. Mr. Frey is also Chairman of the Cancer Research Fund of the Damon-Runyon-Walter Winchell

Foundation and a Trustee of Franklin and Marshall College. He also serves on the advisory committees of Forstmann Little & Company and the New York State Common Retirement Fund. Mr. Frey is also a member of the Financial Executives Institute. Mr. Frey is a graduate of Franklin and Marshall College and received a Master of Business Administration in Economics and Accounting from New York University.

Class II Continuing Directors -- Term to Expire in 1999

     Graham O. Harrison has served as a Director of the Company since 1994. Mr. Harrison has served as Vice President and Chief Investment Officer of Howard Hughes Medical Institute ("Hughes") in Bethesda, Maryland from 1985 to 1994. Mr. Harrison retired as President of the U.S. Steel Pension Fund in June 1985, after thirty years of service, to take on the portfolio startup at Hughes. He also served as a Director of General Re Corporation in Stamford, Connecticut. Mr. Harrison serves as a trustee of Property Capital Trust in Boston, a member of the Investment Advisory Committee of the New York State Common Retirement Fund, Warburg Pincus Investors, European Strategic Investors (London), Emerging World Investors L.P. and Desai Capital Management; Vice Chairman of the Advisory Committee of Butler Capital, Chairman of the Swarthmore College Investment Committee, and member of Advisory Council--The Trust for Public Land. Mr. Harrison is a graduate of Swarthmore College and of Harvard Business School, and is a retired U.S. Air Force officer.


     Edwin N. Sidman serves as the Chairman of the Board and a Director of the Company. He is currently the Managing Partner of The Beacon Companies. Prior to joining Beacon in 1971, Mr. Sidman practiced law with the predecessor to the firm of Rubin and Rudman in Boston. Mr. Sidman graduated from the University of Michigan and holds a law degree from Harvard University. Mr. Sidman's professional affiliations include service as Senior Vice Chairman of the National Realty Committee. Mr. Sidman's civic commitment includes being a past Chairman of the Combined Jewish Philanthropies of Greater Boston, a member of the Board of Trustees of Duke University, a member of the Board of Directors and Executive Committee for the United Way of Massachusetts Bay, a member of the Executive Committee of the Artery Business Committee and a member of the Board of The Friends of Post Office Square. Mr. Sidman is the son-in-law of Norman B. Leventhal and the brother-in-law of Alan M. Leventhal.

Class I Continuing Directors -- Term to Expire in 1998

     Alan M. Leventhal has served as President, Chief Executive Officer and a Director of the Company since 1994. Mr. Leventhal joined Beacon in 1976 after receiving a degree in economics from Northwestern University in 1974 and a Master of Business Administration from the Amos Tuck School of Business Administration at Dartmouth College in 1976. Mr. Leventhal is a trustee of the Beth Israel Corporation, trustee of Boston University, trustee of the New England Aquarium Corporation and a member of the Visiting Committee of the College of Arts and Sciences at Northwestern University. He is also a member of the Board of Overseers of WGBH and the Museum of Science. Mr. Leventhal is the son of Norman B. Leventhal and the brother-in-law of Edwin N. Sidman.


     William F. McCall, Jr. has served as a Director of the Company since 1994. Mr. McCall has served as Chairman of McCall & Almy, Inc., Boston, Massachusetts, since 1989. Mr. McCall was a founder of Leggat McCall & Werner in 1965 and served as Chairman and Chief Executive Officer of Leggat McCall/Grubb & Ellis through 1989. Mr. McCall is currently a director of Citizens Bank of Massachusetts, Jobs for Massachusetts and the Massachusetts Business Development Corporation. Mr. McCall is also a trustee of the Urban Land Institute and a member of the American Society of Real Estate Counselors. Mr. McCall is a graduate of The College of the Holy Cross.


     Steven Shulman has served as a Director of the Company since 1995. Since 1984, Mr. Shulman has been active in investment banking through his wholly owned company, The Hampton Group, and Latona Associates, Inc., where he serves as a Managing Director. Currently, Mr. Shulman is a significant shareholder and director in a diversified group of companies including Wilshire Restaurant Group, Inc., where he previously served as Chairman; Ermanco Incorporated; Terrace Holdings, Inc.; and Corinthian Directory. Mr. Shulman is a graduate of Stevens Institute of Technology where he received a Bachelor's degree in Mechanical Engineering and a Master's degree in Industrial Management. Mr. Shulman serves as Vice Chairman on the Board of Stevens Institute of Technology.

Executive Officers Who Are Not Directors

     Charles H. Cremens has served as the Senior Vice President and Chief Investment Officer of the Company since February 1996. Prior to joining the Company, Mr. Cremens served as Vice President and Head of Mortgage Loans and Real Estate Investments with Aetna Life & Casualty Company. Prior to his term at Aetna, Mr. Cremens held various senior management positions with Bank of Boston, including Managing Director of Corporate Finance and Manager of the Restructured Real Estate and OREO Departments. At the Company, Mr. Cremens is responsible for establishing and implementing a long-term acquisition and portfolio strategy for the Company. Mr. Cremens holds a Bachelor's degree from Williams College.


     Douglas S. Mitchell has served as the Senior Vice President-Leasing/Management and Development of the Company and is President of Beacon Property Management Corporation (the "Management Company"). In these capacities, Mr. Mitchell is responsible for leasing activities, property management and development activities of the Company. He joined Beacon in 1964. He graduated from the Wentworth Institute in 1962 and is a member of the Greater Boston Real Estate Board. Mr. Mitchell is also a licensed real estate broker in Massachusetts and New York.


     Robert J. Perriello served as Senior Vice President-Finance and Asset Management of the Company from its formation until February 1995. Since February 1995, Mr. Perriello has served the Company as Senior Vice President and Chief Financial Officer. He joined Beacon in 1970. During his career at Beacon, Mr. Perriello has been responsible for many aspects of commercial development, including the debt and equity financing of Beacon's properties. Prior to joining Beacon, he was a consulting engineer with Frederick R. Harris, Inc. in New York City and served as an officer in the U.S. Army Corps of Engineers. Mr. Perriello holds a Bachelor's degree in Civil Engineering from Rensselaer Polytechnic Institute and a Master's of Business Administration from Harvard Business School. His professional affiliations include membership in the Urban Land Institute.

The Board of Directors and Its Committees

     The Company is managed by a nine member Board of Directors, a majority of whom are independent of the Company's management. The Board of Directors held eleven meetings during fiscal year 1996. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Company of which he was a member during 1996.


     Audit Committee. The Audit Committee, which consists of Messrs. Harrison, McCall and Sidman, makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met two times in 1996.


     Compensation Committee. The Compensation Committee, which consists of Messrs. Frey, Norman Leventhal (ex officio), Shulman and Sperling, makes recommendations and exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation and retirement plans. The Compensation Committee also has authority to grant awards under the Plan, the 1996 Non-Qualified Stock Option Plan and, subject to the approval of Proposal Number 3, the Incentive Plan. The Compensation Committee met four times in 1996. Mr. Frey joined the Compensation Committee on January 2, 1997 and did not participate in any deliberations of the Compensation Committee prior to that time.


     The Board of Directors does not have a standing nominating committee. The full Board of Directors performs the function of such a committee.

Director Compensation

     Each of the directors who is not an employee of the Company or an affiliate of Beacon (an "Independent Director") receives an annual director's fee of $28,000, except that the annual director's fee for the Chairman, Mr. Sidman, is $38,000. Each Independent Director also receives $1,000 for each regular quarterly meeting of the Board of Directors attended, $1,000 for each special meeting of the Board of Directors attended, $250 for each special telephonic meeting of the Board of Directors participated in and $1,000 for each committee meeting attended. Upon joining the Board of Directors, each Independent Director receives an initial option to purchase 5,000 shares of Common Stock at the market price of the Common Stock on the date of grant. Under the Plan, following each annual meeting of stockholders each of the Company's Independent Directors, other than an Independent Director who is elected for the first time that year, will receive an option to purchase 3,000 shares of Common Stock at the market price of the Common Stock on the date of grant. The amendments to the Plan proposed in this Proxy would increase this annual option grant from 3,000 to 5,000 shares of Common Stock. All options granted to Independent Directors vest on the date of grant.

Executive Compensation

     The following table sets forth the base compensation awarded for the past three fiscal years to the Company's Chief Executive Officer and each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer (collectively, the "Named Executive Officers") whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1996.

                          SUMMARY COMPENSATION TABLE

                                                                                      Long Term
                                                                                      Compensation
                                                        Annual Compensation             Awards
                                                 ------------------------------------ -------------
   Name and Principal Position          Year     Salary (1) ($)      Bonuses ($)      Options (#)
------------------------------------   -------   -----------------   --------------   -------------
Alan M. Leventhal    ...............    1996          225,000            281,250         480,000
 President and Chief                    1995          165,000            206,250          50,000
 Executive Officer                      1994          150,000             61,250         100,000
Lionel P. Fortin  ..................    1996          195,000            195,000         300,000
 Executive Vice President and           1995          154,000            154,000          35,000
 Chief Operating Officer                1994          140,000             57,167          75,000
Robert J. Perriello  ...............    1996          175,000            131,250         125,000
 Senior Vice President and              1995          147,500            110,634          25,000
 Chief Financial Officer                1994          140,000             34,300          75,000
Douglas S. Mitchell  ...............    1996          175,000            131,250         125,000
 Senior Vice President--                1995          147,500            110,634          25,000
 Leasing/Management and Development     1994          140,000             42,875          75,000
Charles H. Cremens   ...............    1996          141,346            250,000         300,000
 Senior Vice President and              1995              N/A                N/A             N/A
 Chief Investment Officer               1994              N/A                N/A             N/A

----------

(1) The base salary of Messrs. Leventhal, Fortin, Perriello, Mitchell and Cremens is paid by the Management Company. The Company and the Operating Partnership reimburse the Management Company for time spent by the Named Executive Officer on the business of the Company or the Operating Partnership, respectively. Salary information for the year ended December 31, 1994 is presented on an annualized basis.

     Option Grants in Fiscal Year 1996. The following table sets forth the options granted with respect to the fiscal year ended December 31, 1996 to the Company's Named Executive Officers.

                       OPTION GRANTS IN FISCAL YEAR 1996



                                                    Individual Grants                               Potential Realizable
                        --------------------------------------------------------------------------    Value at Assumed
                                                                                                       Annual Rates of
                                                     Percent of                                          Share Price
                                                   Total Options                                         Appreciation
                                                     Granted to                                        For Option Term
                             Number of Shares        Employees     Exercise or                    --------------------------
                                Underlying           in Fiscal      Base Price     Expiration
         Name            Options Granted (#) (1)        Year           $/SH           Date        5%($)          10%($)
----------------------- -------------------------- --------------- ------------- ---------------- ------------ ------------
Alan M. Leventhal ......        480,000                21.6%         $29.625        11/05/06    8,942,881     22,663,018
Lionel P. Fortin .......        300,000                13.5%         $29.625        11/05/06    5,589,308     14,164,386
Robert J. Perriello ....        125,000                 5.6%         $29.625        11/05/06    2,328,875      5,901,826
Douglas S. Mitchell ....        125,000                 5.6%         $29.625        11/05/06    2,328,875      5,901,826
Charles H. Cremens .....        300,000                13.5%              (2)             (3)   4,913,239     15,239,386

----------

(1) These options will vest in five equal installments commencing on November 6, 1997 through November 6, 2001, except for 200,000 options granted to Mr. Cremens which will vest in four equal installments commencing on February 20, 1997 through February 20, 2000.


(2) The exercise price with respect to 200,000 of these options is $24.25 and the exercise price with respect to 100,000 of these options is $29.625.


(3) The expiration date with respect to 200,000 of these options is February 19, 2006 and the expiration date with respect to 100,000 of these options is November 5, 2006.

     Option Exercises and Year-End Holdings. The following table sets forth information regarding the exercise of stock options by the Named Executive Officers in 1996, as well as the value of options held at the end of 1996 by the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END 1996 OPTION VALUES

                                                                        Number of
                                                                       Securities                Value of
                                                                       Underlying              Unexercised
                                                                       Unexercised             in-the-Money
                                                                       Options at           Options at Fiscal
                                                                   Fiscal Year-End (#)       Year-End ($) (1)
                                                                   ----------------------   ---------------------
                                  Shares
                               Acquired On          Value             Exercisable/             Exercisable/
           Name                Exercise (#)      Realized ($)         Unexercisable           Unexercisable
----------------------------   ---------------   ---------------   ----------------------   ---------------------
Alan M. Leventhal  .........          N/A                N/A           83,334/546,666       1,583,256/4,613,905
Lionel P. Fortin   .........       25,000            221,875           36,667/348,333         683,131/2,975,620
Robert J. Perriello   ......       25,000            221,875           33,334/166,667         628,083/1,640,542
Douglas S. Mitchell   ......       25,000            221,875           33,334/166,667         628,083/1,640,542
Charles H. Cremens    ......          N/A                N/A                0/300,000               0/3,175,000

----------

(1) The value of unexercised in-the-money options at fiscal year-end is based on the fair market value for Common Stock, $36.625 share, as of December 31, 1996.

Pension Plan

     The Company maintains a qualified non-contributory defined benefit pension plan (the "Pension Plan") for eligible salaried employees of the Company, including the Named Executive Officers. The eligibility requirements of the Pension Plan are 1,000 hours of service per year and one year of service with the Company. The assets of the Pension Plan are invested in funds managed by Fidelity Investments and Pell Rudman & Co., Inc. Annual contributions to the Pension Plan are computed by an actuarial firm based on normal pension costs and a portion of past service costs. The Pension Plan provides for monthly benefits to, or on behalf of, each covered employee at age 65 and has provisions for surviving spouse benefits after five years of service. Covered employees who terminate employment prior to retirement with at least five years of service are vested in the accrued retirement benefit. The Pension Plan is subject to the Employee Retirement Income Security Act of 1974, as amended.


     The following table illustrates estimated annual pension benefits payable upon retirement under the Pension Plan.


                                     Annual Pension Benefits
     Final                          Based on Years of Service
    Average         ---------------------------------------------------------
 Compensation         15          20          25          30          35
-----------------   ---------   ---------   ---------   ---------   --------
$160,000 ......     24,000      32,000      40,000      48,000      56,000

     The estimated accrued benefits shown in the table above are shown as straight-life annuity amounts. These amounts are subject to reduction if an optional form of annuity payment is elected. Pension benefits are calculated based upon a plan compensation limit of $150,000, as indexed for inflation. For 1997, the indexed compensation limit is $160,000. Normal retirement age is 65 years. The estimated credited years of service for Messrs. Alan M. Leventhal, Fortin, Mitchell and Perriello are 20 years, 23 years, 32 years and 27 years, respectively. As of December 31, 1996, Mr. Cremens was not yet eligible under the Pension Plan.

Employment Agreement

     The Company has entered into an employment agreement with Alan M. Leventhal (the "Employment Agreement") that will continue in effect until May 27, 1997, and may be renewed for such periods, if any, as agreed to by the Company and Mr. Leventhal. Pursuant to the Employment Agreement, Mr. Leventhal will serve as President and Chief Executive Officer of the Company and Executive Vice President of the Management Company. Mr. Leventhal's annual base salary for 1996 was $225,000, which salary may be increased, but not decreased, during the term of the Employment Agreement. Effective January 1, 1997, the Compensation Committee has increased Mr. Leventhal's base salary to $400,000. Pursuant to the Employment Agreement, Mr. Leventhal may participate in any incentive compensation plans established by the Company. Additionally, the Company provides Mr. Leventhal and members of his immediate family with medical and dental insurance and maintains life insurance and disability insurance for the benefit of Mr. Leventhal. Pursuant to the Employment Agreement, Mr. Leventhal devotes substantially all of his business time to the Company.


     If Mr. Leventhal's employment with the Company is terminated by the Company without "good reason" or by Mr. Leventhal after a "change in control" or certain other events, Mr. Leventhal will be entitled to continue to receive his base salary for the remaining term of the Employment Agreement. The Employment Agreement defines "good reason" as a finding by the Company's Board of Directors that Mr. Leventhal has (i) acted with gross negligence or willful misconduct in connection with the performance of his material duties, (ii) defaulted in the performance of his material duties and has not corrected such action within 15 days of notice thereof, (iii) willfully acted against the best interests of the Company, or (iv) been convicted of a felony or committed fraud against the Company. The Employment Agreement defines a "change in control" as (i) any person becoming a beneficial owner of the securities of the Company representing 40% or more of either (A) the combined voting power of the Company's then outstanding securities having the right to vote for the Company's Board of Directors or (B) the then outstanding shares of all classes of stock of the Company, or (ii) individuals who, in May 1994, constituted the Board of Directors of the Company (the "Incumbent Directors") cease to constitute at least a majority of the Company's Board of Directors, provided that any person becoming a director whose election or nomination was approved by at least a majority of the Incumbent Directors shall be considered an Incumbent Director, or (iii) the stockholders of the Company approve (A) any consolidation or merger where the Company's stock does not represent at last 50% of the voting shares of the surviving company, (B) any sale, lease, exchange or transfer of all or substantially all of the assets of the Company, or (C) any plan or proposal for the liquidation or dissolution of the Company.


     The Employment Agreement, subject to certain exceptions, prohibits Mr. Leventhal from engaging, directly or indirectly, during the term of his employment, in any business which engages or attempts to engage in, directly or indirectly, the acquisition, development, construction, operation, management or leasing of any commercial office real estate property anywhere in the United States that the Company conducts its affairs (the "Competitive Activities"). The Employment Agreement also, subject to certain limited exceptions, prohibits Mr. Leventhal from engaging, directly or indirectly, during the Noncompetition Period in any Competitive Activities. This provision of the Employment Agreement survives the termination of the remainder of the Employment Agreement until the expiration of the Noncompetition Period. The Noncompetition Period is the period beginning on the date of the termination of employment and ending on the latest of (i) May 26, 1997, (ii) one year from the termination of Mr. Leventhal's employment with the Company and (iii) the date on which the severance payments provided to him under the Employment Agreement cease.


     Executive Severance Agreements/Special Termination Plan. In January 1997, the Compensation Committee of the Board of Directors approved the adoption of Executive Severance Agreements and a Special Termination Plan (the "Severance Arrangements") which provide for cash severance payments and the continuation of benefits to certain executive officers of the Company if such officer is "terminated" (under circumstances described in the Severance Arrangements) within a given period of time following a "change in control" (as defined in the Severance Arrangements). The Company intends to execute definitive documentation regarding the Severance Arrangements during the second quarter of 1997.

Report of the Compensation Committee

     Objectives of Executive Compensation. The Company's executive compensation program is intended to attract, retain and reward experienced, highly motivated executives who are capable of leading the Company effectively and continuing its growth and profitability. The Company's objective is to utilize a combination of cash and equity-based compensation to provide appropriate incentives for executives while aligning their interests with those of the Company's stockholders.


     The Company compensates its executive officers through a combination of annual base salary, annual cash bonuses, and option awards under the Plan. The Company's goal is to provide total compensation to its executive officers which is competitive with those levels of total compensation paid in the REIT industry for companies of similar size, makeup and performance. However, total compensation of the Company's executive officers is based largely upon performance of the Company by combining conservative annual base salaries with performance-based incentives.


     Compensation Committee Procedures. The Company's executive compensation program is administered under the direction of the Company's Compensation Committee, which is currently composed of Dale F. Frey (Mr. Frey joined the Board of Directors and the Compensation Committee on January 2, 1997 and did not participate in any deliberations of the Compensation Committee prior to that time), Steven Shulman and Scott M. Sperling, non-employee directors, and Norman
B. Leventhal (ex officio) (the "Compensation Committee"). Final compensation determinations for each fiscal year are generally made after the end of the fiscal year, after audited financial statements for such year become available. At that time, bonuses, if any, are determined for the past year's performance and base salaries for the following fiscal year are set.

     In determining base salaries for the year ended December 31, 1996, the Compensation Committee compared the Company's executive compensation to that of a peer group of real estate investment trusts of similar size, makeup and performance as reported in the SNL Executive Compensation Review 1996 -- REITs (the "SNL Review"). The Compensation Committee also compared the Company's compensation levels to levels reported in the 1997 National Real Estate Compensation Survey (the "National Real Estate Survey").


     While the SNL Review and the National Real Estate Survey may not be identical to the companies used to calculate the NAREIT Total Return Equity Index to which the Company's stock performance is compared in this proxy statement, the Compensation Committee believes that the compensation information in these surveys is comparable since all groups contain real estate investment trusts of similar size, makeup and performance to that of the Company.


     In determining cash bonuses and option grants for the year ended December 31, 1996, the Compensation Committee engaged SNL Securities, Watson Wyatt & Company ("Wyatt") and FPL Associates ("FPL"), consultants, to advise the Compensation Committee. The Compensation Committee considered their analysis in determining cash bonuses and option grants for the year ended December 31, 1996.


     The Compensation Committee has engaged both FPL and Wyatt to advise the Compensation Committee with respect to certain executive compensation matters during 1997, including extraordinary performance bonuses, employment agreements, change of control severance agreements, and retirement plans. The Compensation Committee has considered the analysis of FPL and Wyatt with regard to these matters in setting compensation policy for the year ending December 31, 1997, has adopted an extraordinary performance bonus plan (see Proposal Number 3) and has approved the Severance Arrangements for the certain executive officers described above.


     Members of the Compensation Committee consult periodically by telephone prior to the meeting at which compensation decisions are made. The Compensation Committee exercises its independent discretion in determining the compensation of the Named Executive Officers. With respect to the compensation of the Named Executive Officers other than Mr. Alan M. Leventhal, the Compensation Committee reviews the recommendation of Mr. Alan Leventhal.


     Each element of the Company's executive compensation, as well as the compensation of the Chief Executive Officer, is discussed separately below.


     Base Salary. Base salaries are determined by the Compensation Committee after reviewing salaries paid by real estate investment trusts of similar size, makeup and performance. The Compensation Committee generally sets base salaries at levels below those reflected in the SNL Review and the National Real Estate Survey in an attempt to weight total compensation in favor of performance-based incentives which, under certain circumstances, may enable executive officers to achieve total compensation levels exceeding those reflected in the SNL Review and the National Real Estate Survey.


     In January 1996, the Compensation Committee set the 1996 base salaries for the Company's executive officers in accordance with the policy stated above. For the year ended December 31, 1996, the Company's executive officers (other than its Chief Executive Officer, who is discussed separately below) received the following base salaries: Lionel P. Fortin $195,000, Douglas S. Mitchell $175,000, Robert J. Perriello $175,000 and Charles H. Cremens $141,346.


     Cash Bonuses. Annual incentives are provided through the grant of cash bonuses. In the case of Messrs. Leventhal, Fortin, Mitchell and Perriello, the Compensation Committee awards cash bonuses based primarily upon the Company's level of Funds from Operations. In the case of Mr. Cremens, the Compensation Committee awards cash bonuses based primarily upon the Company's acquisition of real estate, as well as the Company's level of Funds from Operations. Cash bonuses are also subject to adjustment based upon the Compensation Committee's evaluation of an executive's personal performance. In addition, the Compensation Committee may grant cash bonuses to award extraordinary performance in excess of the performance goals of the Company.

     The Compensation Committee awarded annual cash bonuses to the Company's executive officers in January, 1997 for the fiscal year ended December 31, 1996. These cash bonuses were determined in accordance with the policy stated above, after reviewing the Company's performance. For the year ended December 31, 1996, the Company's executive officers (other than its Chief Executive Officer, who is discussed separately below) received the following cash bonuses: Lionel P. Fortin $195,000, Douglas S. Mitchell $175,000, Robert J. Perriello $175,000 and Charles H. Cremens $175,000. In addition, Mr. Cremens received a bonus of $75,000 when he joined the Company in February 1996.


     Stock Options. Long-term incentives are provided through the grant of stock options. The Compensation Committee believes that the grant of stock options align the executive's long-term objectives with those of the Company's stockholders. The Plan is administered by the Compensation Committee, which has the power to determine those individuals to whom options will be granted; the number of shares, the type of options and other terms and conditions of the options.


     The Compensation Committee awarded stock options for the year ended December 31, 1996 in accordance with the policy stated above, after reviewing the recommendations of FPL. The Company's executive officers (other than its Chief Executive Officer, who is discussed separately below) received options to purchase the following number of shares of Common Stock: Lionel P. Fortin 300,000, Douglas S. Mitchell 125,000, Robert J. Perriello 125,000 and Charles H. Cremens 100,000. In addition, the Compensation Committee awarded Mr. Cremens options to purchase 200,000 shares of Common Stock when he joined the Company in February 1996.


     Compensation of Chief Executive Officer. The Compensation Committee set Mr. Alan Leventhal's base salary for the year ended December 31, 1996 substantially in accordance with the policies described above relating to all executive officers of the Company. Mr. Alan Leventhal's 1996 base salary was $225,000, an amount that represents an increase of 36.3% over his 1995 base salary.


     Mr. Alan Leventhal's cash bonus for the year ended December 31, 1996 was determined by the Compensation Committee substantially in accordance with the policies described above relating to all executive officers of the Company. In making such determination the Compensation Committee noted several factors, including the Company's achievement of a 17% increase of Funds from Operations in 1996 over levels achieved in 1995. The Compensation Committee also considered the successful completion of three public offerings of the Company's Common Stock resulting in net proceeds of approximately $750 million. In addition, the Compensation Committee considered the fact that the Company increased its portfolio of properties by over 224% through acquisitions during 1996. Mr. Alan Leventhal received a cash bonus of $281,250 for the fiscal year ended December 31, 1996.


     The Compensation Committee determined Mr. Alan Leventhal's grant of stock options for the year ended December 31, 1996 substantially in accordance with the policies described above relating to all executive officers of the Company. Mr. Alan Leventhal received options to purchase 480,000 shares of Common Stock relating to the year ended December 31, 1996.


     Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on the Company's tax return of compensation over $1 million to any of the Named Executive Officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company's stockholders. The Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing Company executives with appropriate rewards for their performance. Towards that end, the Compensation Committee has approved a performance-based bonus plan and the Extraordinary Performance Stock Incentive Plan for Senior Executives, which is being submitted for stockholder approval under Proposal 3 below in order to satisfy the stockholder approval requirements of Section 162(m). Any grants of options under the 1994 Stock Option and Incentive Plan are also designed to satisfy the performance-based compensation requirements of Section 162(m).

Submitted by the Compensation Committee.

                        Dale F. Frey (joined Compensation Committee on January 2, 1997 and did not participate in 1996 deliberations)
                        Norman B. Leventhal (ex officio)
                        Steven Shulman
                        Scott M. Sperling

Compensation Committee Interlocks and Insider Participation

     Mr. Norman Leventhal was a member of the Compensation Committee of the Company in 1996. Norman Leventhal holds an interest in Pearl Street Company, a limited partnership holding a 40% interest in the Hotel Meridien. See "Certain Relationships and Related Transactions."

Stock Performance Graph

     The following graph provides a comparison of the cumulative total stockholder return for the period from May 20, 1994 to December 31, 1996 (assuming reinvestment of any dividends) among the Company, the Standard & Poor ("S&P") 500 Index and the National Association of Real Estate Investment Trusts ("NAREIT") Total Return Equity Index (the "Index").



[GRAPHIC OMITTED]





                             5/20/94      12/31/94      12/31/95       12/31/96
                            ---------    ----------    ----------     ----------
Beacon Properties Corp.     $ 100.00     $  115.25     $  151.55      $  257.70
S&P 500                     $ 100.00     $  102.31     $  140.59      $  172.92
NAREIT Equity REIT          $ 100.00     $   95.97     $  110.62      $  149.64

Principal and Management Stockholders

     The following table sets forth the beneficial ownership of Common Stock for
(i) each stockholder of the Company that the Company believes holds more than a 5% beneficial interest in the Company, (ii) each Named Executive Officer of the Company who is not a director of the Company and (iii) the directors, nominees and executive officers of the Company as a group. Stock ownership of the Directors of the Company appears under the heading "Information Regarding Nominees and Directors" in this Proxy Statement.

                                                                           Beneficial Ownership (1)
                                                                       -----------------------------------
                                                                          Number of          Percent
                    Name of Beneficial Owners                          Shares and Units      Held (2)
--------------------------------------------------------------------   -------------------   ----------
FMR Corp. (3) ......................................................        6,770,800           14.0
Cohen & Steers Capital Management, Inc. (4) ........................        2,841,300            5.9
Putnam Investment Management, Inc. (5)   ...........................        2,808,427            5.8
Franklin Resources, Inc. (6) .......................................        2,616,200            5.4
Douglas S. Mitchell (7)   ..........................................          319,115              *
Robert J. Perriello (8)   ..........................................          309,620              *
Charles H. Cremens (9) .............................................          300,000              *
All directors and executive officers as a group (12 persons)  ......        5,667,871           10.7

----------

* Less than one percent

(1) All information has been determined as of March 14, 1997. Information regarding FMR Corp., Cohen & Steers Capital Management, Inc., Putnam Investments Management, Inc. and Franklin Resources, Inc. is based on Schedules 13G filed with the Securities and Exchange Commission reporting beneficial ownership as of February 14, 1997. For purposes of this table a person is deemed to have "beneficial ownership" of the number of shares of Common Stock that person has the right to acquire pursuant to the exercise of stock options or the redemption of Units (assuming the Company elects to issue Common Stock rather than pay cash upon such redemption). See "Executive Compensation" for a discussion of the vesting of stock options granted to directors and officers.


(2) For purposes of computing the percentage of outstanding shares of Common Stock held by each person, any shares of Common Stock which such person has the right to acquire pursuant to the exercise of a stock option or upon the redemption of Units is deemed to be outstanding, but is not deemed to be outstanding for the purposes of computing the percent ownership of any other person.


(3) FMR Corp.'s address is 82 Devonshire Street, Boston, Massachusetts 02109.

(4) Cohen & Steers Capital Management, Inc.'s address is 757 Third Avenue, New York, New York 10017.

(5) Putnam Investment Management, Inc.'s address is One Post Office Square, Boston, Massachusetts 02109.

(6) Franklin Resources, Inc.'s address is 777 Mariners Island Blvd., San Mateo, California 94404.

(7) Mr. Mitchell was deemed to be the beneficial owner of (a) options to purchase 200,000 shares of Common Stock and (b) 119,115 Units (held directly or by a limited partnership for which he is the general partner).


(8) Mr. Perriello was deemed to be beneficial owner of (a) options to purchase 200,000 shares of Common Stock and (b) 109,620 Units.


(9) Mr. Cremens was deemed to be the beneficial owner of options to purchase 300,000 shares of Common Stock.

                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities ("10% Holders"), to file reports of ownership and changes in ownership with the Securities and

Exchange Commission ("SEC") and the New York Stock Exchange. Officers, directors and 10% Holders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file. To the Company's knowledge, based solely on review of the copies of such reports and amendments thereto furnished to the Company and written representations that no other reports were required during or with respect to Fiscal 1996, the Company believes all Section 16(a) filing requirements were complied with, except that all of the following filed their respective Form 5's (Annual Statement of Beneficial Ownership of Securities) for Fiscal 1995 one day late: James M. Becker, The Beacon Trust, The Bonnybrook Trust, Lionel P. Fortin, The Leventhal Family L.P., Alan M. Leventhal, Douglas S. Mitchell, Robert J. Perriello and Edwin N. Sidman.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Hotel Meridien, which is adjacent to One Post Office Square, is owned by Oliver Street Associates. The general partners of Pearl Street Company, a 40% joint venturer in Oliver Street Associates, are Norman B. Leventhal and Edwin N. Sidman, and the limited partners of Pearl Street Company include Lionel Fortin, Douglas Mitchell, Robert J. Perriello and Alan M. Leventhal. The ballroom and a portion of the cafe of the Hotel Meridien are located in, and leased from, the partnership which owns One Post Office Square pursuant to leases which provided for annual base rent in 1996 of approximately $115,000. Additionally, the cooling tower for the Hotel Meridien is located on the roof of the One Post Office Square garage pursuant to an easement agreement. The Hotel Meridien and partnership which owns One Post Office Square are also parties to an easement, restrictions and cooperation agreement which provides, among other things, for mutual easements for a private street, foundations, support, and an underground service area for mutual height and floor-area-ratio restrictions, and which gives the Hotel Meridien the right to reserve up to 75 parking spaces at monthly rates in the parking facilities located at the One Post Office Square garage.


     William F. McCall, Jr., a Director of the Company, is Chairman of McCall & Almy, Inc., an entity which leases space from the Company at One Post Office Square for annual base rent in 1996 of approximately $135,000.

PROPOSAL 2: APPROVAL OF AMENDMENT TO BEACON PROPERTIES CORPORATION 1994 STOCK
                           OPTION AND INCENTIVE PLAN

Proposal

     The Board of Directors has adopted an amendment to the Beacon Properties Corporation 1994 Stock Option and Incentive Plan and is recommending the amendment to stockholders for approval. The amendment would increase the number of shares of Common Stock available for issuance under the Plan. If approved by the stockholders, the number of shares of Common Stock available for issuance would increase to such aggregate number of shares of Common Stock as does not exceed the sum of (i) 4,351,114 shares plus (ii) 8 percent of the total number of shares of Common Stock and Units issued by the Company after December 31, 1996, subject to certain limitations on the number of shares of stock that may be subject to Incentive Stock Options under the Plan. In addition, the amendment would increase the number of shares of Common Stock underlying the annual grants of Non-Qualified Stock Options under the Plan to Independent Directors from 3,000 shares to 5,000 shares and allow the Compensation Committee the discretion to grant additional Non-Qualified Stock Options to Independent Directors under the Plan. Finally, the amendment would increase the individual limit on option grants from 500,000 shares to 1,000,000 shares.

Reasons for the Amendment

     The Board of Directors believes that stock options and other stock-based awards play an important role in the success of the Company and that this role must increase if the Company is to continue to attract, motivate and retain the caliber of Directors, officers and other employees necessary to the Company's future growth and success. The amendment is necessary to provide for an adequate number of shares of Common Stock available for grant under the Plan.

     The Board of Directors believes that adding more shares of Common Stock to the Plan will help the Company to achieve its goals by keeping the Company's incentive compensation program competitive with those of other companies. Accordingly, the Board of Directors has voted, subject to stockholder approval, to increase the number of shares of Common Stock available under the Plan to the limit described above.


     The Board of Directors also believes that the grant of Non-Qualified Stock Options to its Independent Directors is an important way to attract and compensate qualified Independent Directors for their efforts on behalf of the Company and align their interests with those of the Company's stockholders. The proposed amendments would allow the Compensation Committee greater flexibility to provide its Independent Directors with incentive compensation that is competitive with that awarded by other comparable companies.


     As of March 14, 1997, options to purchase 2,571,734 shares of Common Stock were outstanding under the Plan.


     The Board of Directors unanimously recommends that the amendment to the Plan be approved, and therefore recommends a vote FOR this proposal.

Summary of the Plan

     The material terms of the Plan are summarized below.

     Plan Administration; Eligibility. The Plan is administered by a Committee of the Board of Directors of the Company consisting of the non-employee members of the Compensation Committee. All members of the Committee must be "outside directors" as defined in Section 162(m) of the Code and the regulations promulgated thereunder and "non-employee directors" as defined in Rule 16b-3 issued under the Securities Exchange Act of 1934, as amended.


     The Committee has full power to select, from among the persons eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms of each award, subject to the provisions of the Plan. Persons eligible to participate in the Plan are generally those employees of the Company and its subsidiaries who are responsible for or contribute to the management, growth or profitability of the Company and its subsidiaries, as selected from time to time by the Committee in its sole discretion. Independent Directors of the Company are also eligible for certain awards under the Plan.


     Stock Options. The Plan permits the granting of both options to purchase Common Stock intended to qualify as incentive stock options ("Incentive Options") under Section 422 of the Code and options that do not so qualify ("Non-Qualified Options"). The option exercise price of each option will be determined by the Committee but may generally not be less than 100% of the fair market value of the shares on the date of grant. However, upon the request of an employee and with the consent of the Committee, an employee may elect to receive a Non-Qualified Option in lieu of any cash bonus to which he may become entitled during the following calendar year pursuant to any other plan of the Company if such employee makes an irrevocable election to waive receipt of all or a portion of such cash bonus. In the case of such grants, the option exercise price must be at least 50% of the fair market value of the shares on the date of grant. Awards of Incentive Options may be granted under the Plan until January 27, 2007. In order to satisfy Section 162(m) of the Code, the Plan provides that options with respect to no more than 1,000,000 shares of Common Stock may be granted to any one individual participant during any one calendar year period.


     The term of each option will be fixed by the Committee and may not exceed ten years from date of grant in the case of an Incentive Option. The Committee will determine at what time or times each option may be exercised and, subject to the provisions of the Plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee.


     Upon exercise of options, the option exercise price must be paid in full either in cash or by certified or bank check or other instrument acceptable to the Committee or, if the Committee so permits, by delivery of shares of

Common Stock already owned by the optionee. The exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee.


     At the discretion of the Committee, non-qualified stock options granted under the Plan may include dividend equivalent rights which will allow the optionee to receive additional shares of Common Stock upon option exercise.


     To qualify as Incentive Options, options must meet additional Federal tax requirements, including limits on the value of shares subject to Incentive Options which first become exercisable in any one year, and a shorter term and higher minimum exercise price in the case of certain large shareholders.


     Stock Options Granted to Independent Directors. The Plan provides for the automatic grant of Non-Qualified Options to Independent Directors. Each Independent Director is automatically granted on the date first elected as a Director a Non-Qualified Option to purchase 5,000 shares of Common Stock. Each Independent Director who is serving as Director of the Company on the fifth business day after each annual meeting of stockholders, other than an Independent Director who is elected for the first time that year, shall, subject to approval of Proposal Number 2, automatically be granted on such day a Non-Qualified Option to purchase 5,000 shares of Common Stock. The exercise price of each such Non-Qualified Option is to be equal to the fair market value of the Common Stock on the date of grant. The Committee may also, in its discretion, grant additional Non-Qualified Stock Options to Independent Directors.


     Each Independent Director may, pursuant to an irrevocable written election made in advance, receive additional Non-Qualified Options in lieu of cash directors' fees. The exercise price of these options must be at least 50% of the fair market value of the shares on the day of grant.


     Restricted Stock. The Committee may also award shares of Common Stock subject to such conditions and restrictions as the Committee may determine ("Restricted Stock"). These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified restricted period. The purchase price, if any, of shares of Restricted Stock will be determined by the Committee. If the performance goals and other restrictions are not attained, the employees may forfeit their awards of Restricted Stock. Restricted Stock also may be granted to an employee by the Committee in lieu of a cash bonus due to such employee pursuant to any other plan of the Company.


     Unrestricted Stock. The Committee may also grant shares (at no cost or for a purchase price determined by the Committee) which are free from any restrictions under the Plan ("Unrestricted Stock"). Unrestricted Stock may be issued to employees in recognition of past services or other valid consideration, and may be issued in lieu of cash bonuses to be paid to such employees.


     Each Independent Director may, pursuant to an irrevocable written election made in advance, receive shares of Unrestricted Stock, currently or on a deferred basis, in lieu of cash directors' fees.


     Adjustments for Stock Dividends, Mergers, Etc. The Committee will make appropriate adjustments in outstanding awards to reflect stock dividends, stock splits and similar events. In the event of a merger, liquidation or similar event, the Committee in its discretion may provide for substitution or adjustments or may (subject to the provisions described below under "Change of Control Provisions") accelerate or, upon payment or other consideration for the vested portion of any awards as the Committee deems equitable in the circumstances, terminate such awards.


     Tax Withholding. Plan participants are responsible for the payment of any Federal, state or local taxes which the Company is required by law to withhold from the value of any award. The Company may deduct any such taxes from any payment otherwise due to the participant. Participants may elect to have such tax obligations satisfied either by authorizing the Company to withhold shares of stock to be issued pursuant to an award under the Plan or by transferring to the Company shares of Common Stock having a value equal to the amount of such taxes.

     Amendments and Termination. The Board of Directors may at any time amend or discontinue the Plan, and the Committee may at any time amend or cancel outstanding awards for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may be taken which adversely affects any rights under outstanding awards without the holder's consent. Further, Plan amendments shall be subject to approval by the Company's stockholders if and to the extent required to preserve the status of Incentive Options granted under the Plan.


     Change of Control Provisions. The Plan provides that in the event of a "Change of Control" of the Company, all stock options shall automatically become fully exercisable, unless the Committee shall otherwise provide at the time of the grant. Restrictions and conditions on awards of Restricted Stock likewise shall automatically be deemed waived. In addition, at any time prior to or after a Change of Control, the Committee may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate.

Stockholders' Vote

     The amendment to the Plan will become effective upon approval by the holders of at least a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Votes by stockholders representing at least 50% of all outstanding shares of Common Stock must be cast. For purposes of this vote, abstentions will have the same effect as votes cast against the amendment of the Plan and broker non-votes will have no effect on the results of the vote. Both abstentions and broker non-votes will count towards the presence of a quorum.

Tax Aspects Under the U.S. Internal Revenue Code

     The following is a summary of the principal Federal income tax consequences of option grants under the Plan. It does not describe all Federal tax consequences under the Plan, nor does it describe state or local tax consequences.


     Incentive Options. No taxable income is realized by the optionee upon the grant or exercise of an Incentive Option. If shares issued to an optionee pursuant to the exercise of an Incentive Option are not sold or transferred within two years from the date of grant or within one year after the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss, and (b) there will be no deduction for the Company for Federal income tax purposes. The exercise of an Incentive Option will give rise to an item of tax preference that may result in alternative maximum tax liability for the optionee.


     If shares of Common Stock acquired upon the exercise of an Incentive Option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition"), generally (a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof, and (b) the Company will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the Incentive Option is paid by tendering shares of Common Stock.


     If an Incentive Option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a Non-Qualified Option. Generally, except in the case of death, an Incentive Option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of death or disability).


     Non-Qualified Options. With respect to Non-Qualified Options under the Plan, no income is realized by the optionee at the time the option is granted. Generally, (a) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount, and (b) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held. Special rules will apply where all or a portion of the exercise price of the Non-Qualified Option is paid by tendering shares of Common Stock.

     Payments in Respect of a Change of Control. The Plan provides for acceleration or payment of awards and related shares in the event of a Change of Control. Such acceleration or payment may cause the consideration involved to be treated in whole or in part as "parachute payments" under the Code. Acceleration of benefits under other Company stock and benefits plans and other contracts with employees in the event of a Change of Control could be subject to being combined with Plan accelerations for "parachute payment" purposes. Any such "parachute payments" may be non-deductible to the Company in whole or in part, and the recipient may be subject to a 20% excise tax on all or part of such payments (in addition to other taxes ordinarily payable).


     Limitation on the Company's Deduction. As a result of new Section 162(m) of the Code, the Company's deduction for certain awards under the Plan may be limited to the extent that a "covered employee" (e.g., one of the Named Executive Officers) receives compensation in excess of $1,000,000 in such taxable year of the Company (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code).

PROPOSAL 3: APPROVAL OF BEACON PROPERTIES CORPORATION EXTRAORDINARY PERFORMANCE
                  STOCK INCENTIVE PLAN FOR SENIOR EXECUTIVES

Proposal

     The Compensation Committee of the Board of Directors has established the Incentive Plan, subject to the approval of the Incentive Plan by stockholders, to provide incentive compensation to certain senior executive employees of the Company.

Reasons for the Proposal

     Section 162(m) of the Code and the regulations thereunder generally would disallow the Company a federal income tax deduction for compensation in excess of $1 million paid in any year to any of those Executive Officers included in the Summary Compensation Table who are employed by the Company on the last day of the taxable year ("Covered Employees"). This cap on deduction does not apply to payments of "performance-based compensation," the material terms of which have been approved by shareholders. Payments under the Incentive Plan to Covered Employees are intended to be "performance-based compensation" for this purpose.


     The goal of the Incentive Plan is to tie incentive compensation for senior management employees to the extraordinary performance of the Company. The performance period is determined by the Compensation Committee and can range from one to three calendar years ("Performance Periods"). The first Performance Period runs from January 1, 1997 to December 31, 1997 (the "Initial Performance Period").


     The Board of Directors unanimously recommends that the Incentive Plan be approved, and therefore recommends a vote FOR this proposal.

Summary of the Incentive Plan

     The material features of the Incentive Plan are described below.

Administration

     The Incentive Plan is administered by the Compensation Committee which is composed of non-employee directors who are not eligible to participate in the Incentive Plan.

Eligibility

     The employees eligible to participate in and receive compensation under the Incentive Plan are the senior executives of the Company. The specific senior executives who will be eligible to participate for any Performance Period (the "Participants") must be designated by the Compensation Committee. Seven executives of the Company have been designated as Participants for the Initial Performance Period.

Determination of Awards

     Awards under the Incentive Plan are based on a percentage of a performance pool determined for each Performance Period (a "Performance Pool"). Awards are generally granted by the Compensation Committee upon the commencement of each Performance Period.


     A Performance Pool will be available for a Performance Period if the Company's performance during that period meets the performance measure established by the Compensation Committee. The performance measure is based on Funds from Operations ("FFO") per Share. The FFO per Share during the Performance Period must exceed a target established by the Compensation Committee. This target is determined by the Compensation Committee each year within the first 90 days of the Performance Period. FFO per Share is the Company's net income for the Performance Period, computed in accordance with generally accepted accounting principles, but excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, divided by the weighted average number of shares of Common Stock and Units outstanding during the Performance Period. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. A Performance Pool will be established under the Incentive Plan for a Performance Period if and only if the Compensation Committee certifies that the performance measure has been met.


     The amount of the Performance Pool for a Performance Period of one calendar year is equal to 5% of the product of (i) the amount of FFO per Share in excess of the target multiplied by the multiple (ratio of Share Value to FFO per Share) and (ii) the average number of shares of Common Stock and Units outstanding during the Performance Period. If the Performance Period is two calendar years, the size of the Performance Pool is increased by one-third per year for each year of the Performance Period, and if the Performance Period is three calendar years, the size of the Performance Pool is increased by one-half per year for each year of the Performance Period. The Compensation Committee has discretion to reduce the size of the Performance Pool. Once this Performance Pool is computed, each individual award is computed as the percentage of the Performance Pool which the individual was allocated at the commencement of the Performance Period.


     "Share Value" for purposes of the Incentive Plan means the closing price reported for a share of Common Stock on the principal stock exchange on which the Shares are listed on the last business day of the Performance Period.


     No more than 100% of Performance Pool percentages may be allocated to Participants for any Performance Period.

Form and Payment of Awards

     If a Participant becomes entitled to payments for any Performance Period, his or her Performance Pool allocation will be paid in shares of Restricted Stock awarded under the Company's 1994 Stock Option and Incentive Plan. Shares of Restricted Stock will vest 20% on the date of grant and 20% on each anniversary date thereafter. These shares will also become fully vested upon a "Change of Control" of the Company.

Termination of Employment

     Any Participant whose employment terminates from the Company for any reason prior to the completion of a Performance Period will forfeit all rights to any distributions for the Performance Period. Any Participant whose employment terminates after receipt of Restricted Stock, but prior to full vesting in such shares, will generally forfeit all non-vested shares unless the termination is for reason of death.

Amendment or Termination of the Incentive Plan

     The Company may at any time amend, suspend or discontinue the Incentive Plan in whole or in part. Generally, no such action may, without the approval of the Participants, affect the Participants' rights to benefits attributable to benefits which have already earned.

New Incentive Plan Benefits

     It is not possible to determine at this time the benefits that will be payable under the Incentive Plan for the Performance Period commencing January 1, 1997. The table below sets forth the allocations in effect for the 1997 Initial Performance Pool

                                Incentive Plan

---------------------------------------------------------------------------------
                Name                      Initial Performance Pool Percentage (%)
---------------------------------------------------------------------------------
Alan M. Leventhal                                             33%
---------------------------------------------------------------------------------
Lionel P. Fortin                                              21%
---------------------------------------------------------------------------------
Robert J. Perriello                                           10%
---------------------------------------------------------------------------------
Douglas S. Mitchell                                           10%
---------------------------------------------------------------------------------
Charles H. Cremens                                            18%
---------------------------------------------------------------------------------
Executive Group (7 persons)                                  100%
---------------------------------------------------------------------------------
Non-Executive Director Group                                   0%
---------------------------------------------------------------------------------
Non-Executive Officer Employee Group                           0%
---------------------------------------------------------------------------------

Effective Date of the Incentive Plan

     The Incentive Plan will become effective upon the affirmative vote of the holders of at least a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting. For purposes of the vote on the Incentive Plan, abstentions and broker non-votes will have no effect on the results of the vote. Both abstentions and broker non-votes will count towards the presence of a quorum.

         PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of the Company, upon the recommendation of the Audit Committee, has selected the accounting firm of Coopers & Lybrand L.L.P. to serve as independent auditors of the Company for the fiscal year ending December 31, 1997. Coopers & Lybrand L.L.P. has served as the Company's independent auditors since the Company's formation in March 1994 and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity. A representative of Coopers & Lybrand L.L.P. will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.


     Although the Company is not required to submit the ratification and approval of the selection of its independent auditors to a vote of stockholders, the Board of Directors believes that it is sound policy to do so. In the event that the majority of the votes cast are against the selection of Coopers & Lybrand L.L.P., the directors will consider the vote and the reasons therefor in future decisions on the selection of independent auditors.

                                 OTHER MATTERS

Solicitation of Proxies

     The cost of solicitation of proxies in the form enclosed herewith will be paid by the Company. The Company has retained Corporate Investors Communications, Inc. to assist with such solicitation of proxies, for which the Company will pay a fee of $5,500, plus reimbursement of certain expenses. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

Stockholder Proposals

     For a proposal of a stockholder to be presented to the Company's 1998 annual meeting and included in the Company's proxy statement pursuant to Rule 14a-8 of the Exchange Act ("Rule 14a-8"), the Secretary of the Company must receive written notice thereof on or before December 12, 1997. Such a proposal must also comply with the requirements as to form and substance of the Securities and Exchange Commission.


     For a proposal of a stockholder to be presented to the Company's 1998 annual meeting of stockholders, other than a stockholder proposal included in the Company's proxy statement pursuant to Rule 14a-8, it must be received at the principal executive offices of the Company after November 23, 1997 and on or before March 8, 1998, unless the 1998 annual meeting of stockholders is scheduled to take place before May 15, 1998. The Company's Bylaws provide that any stockholder wishing to nominate a director or have a stockholder proposal, other than a stockholder proposal included in the Company's proxy statement pursuant to Rule 14a-8, considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in the Bylaws, to the Company at its principal executive offices not less than 75 days nor more than 180 days prior to the anniversary of the immediately preceding annual meeting of stockholders (the "Anniversary Date"); provided, however, that in the event that the annual meeting is scheduled to be held more than seven calendar days prior to the Anniversary Date, such nominations or proposals must be delivered to the Company not later than 75 days prior to such earlier date if the Company has given 75 days' prior notice or public disclosure of the scheduled date or 20 calendar days after the earlier of the date on which notice of the meeting was mailed or the date on which public disclosure is made, if the Company has not given 75 days' prior notice or public disclosure of the scheduled date. Any such proposal should be mailed to: Beacon Properties Corporation, 50 Rowes Wharf, 6th Floor, Boston, Massachusetts, 02110,
Attn: Secretary.

Other Matters

     The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

                                     PROXY

                         BEACON PROPERTIES CORPORATION
                        50 Rowes Wharf, Boston, MA 02110
      Proxy for Annual Meeting of Stockholders to be held on May 22, 1997
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints Edwin N. Sidman, Alan M. Leventhal and Lionel P. Fortin, and each of them, as Proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of Beacon Properties Corporation (the "Company") held of record by the undersigned as of the close of business on March 14, 1997, on behalf of the undersigned at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at State Street Bank, 225 Franklin Street, Boston, Massachusetts, 1:00 p.m. local time, on Thursday, May 22, 1997, and at any adjournments or postponements thereof.

     When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be noted FOR the election of the three nominees for Class III directors and the one nominee for Class II director of the Company named in this Proxy Statement, FOR approval of the amendment to the Plan, FOR approval of the Incentive Plan and FOR ratification of the Board of Directors' selection of Coopers & Lybrand L.L.P. as the Company's independent auditors for the fiscal year ending December 31, 1997. In their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. A stockholder wishing to vote in accordance with the Board of Directors' recommendations need only sign and date this proxy and return it in the enclosed envelope.

                                                                 ---------------
                     Please vote and sign on other side and        SEE REVERSE
                   return promptly in the enclosed envelope.          SIDE
                                                                 ---------------

[X] Please mark
    votes as in
    this example.


1. To elect three Class III Directors of the Company to serve until the 2000 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified and one Class II Director of the Company to serve until the 1999 Annual Meeting of Stockholders and until his successor is duly elected and Qualified.

   Class III Nominees: Norman B. Leventhal, Scott M. Sperling and
                       Lionel P. Fortin

   Class II Nominee:   Dale F. Frey

          FOR            WITHHELD
          [ ]              [ ]


   [ ]                                                        MARK HERE    [  ]
       --------------------------------------                FOR ADDRESS
       For all nominees except as noted above                CHANGE AND
                                                             NOTE BELOW


2. To approve the amendment to the Company's 1994 Stock Option and Incentive Plan (the "Plan") to, among other things, increase the number of shares of the Company's Common Stock subject to issuance under the Plan such that the total number of shares of Common Stock subject to the Plan equals 8% of the number of outstanding shares of Common Stock and units of partnership interests in Beacon Properties, L.P. that are subject to redemption rights.

            FOR             AGAINST                ABSTAIN
            [ ]               [ ]                    [ ]


3. To approve the Beacon Properties Corporation Extraordinary Performance Stock Incentive Plan for Senior Executives.

            FOR             AGAINST                ABSTAIN
            [ ]               [ ]                    [ ]


4. To ratify the selection of Coopers & Lybrand L.L.P. as the independent auditors of the Company for the fiscal year ending December 31, 1997.

            FOR             AGAINST                ABSTAIN
            [ ]               [ ]                    [ ]


5. To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.


The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders, the Proxy Statement with respect thereto and the Company's 1996 Annual Report to Stockholders and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.